FOR IMMEDIATE RELEASE

CONTACT:	Brian J. Begley
Investor Relations
Atlas America, Inc.
1845 Walnut Street - Suite 1000
Philadelphia, PA 19103
215/546-5005
215/546-5388 (facsimile)

ATLAS AMERICA, INC.
REPORTS OPERATING RESULTS
FOR SECOND FISCAL QUARTER ENDED MARCH 31, 2006

Philadelphia, PA - May 4, 2006, Atlas America Inc. (NASDAQ: ATLS) (“ATLS” or the “Company”) reported net income of $11.4 million for the second fiscal quarter ended March 31, 2006 as compared with $8.5 million for the prior year second quarter, an increase of $2.8 million or 33%. Earnings before interest, taxes, depreciation, depletion and amortization (“EBITDA”), a non-GAAP measure, were a record $34.9 million for the second fiscal quarter 2006 compared with $19.7 million for the prior year second quarter, an increase of $15.1 million or 77%. The increase in net income and EBITDA between periods was principally related to improvements from distributions from our pipeline subsidiary, Atlas Pipeline Partners, L.P. (“Atlas Pipeline”), growth in well drilling revenues and service fees and increased prices received for our natural gas and natural gas liquids. Diluted earnings per share were $0.56 for the quarter ended March 31, 2006, an increase of $0.13 or 30% from the prior year comparable quarter. Total revenues reached $192.1 million for the second fiscal quarter 2006, a 90% increase from the prior year second quarter.

“Our continued growth in net income and EBITDA demonstrates the strength of our operations,” said Edward E. Cohen, Chairman and Chief Executive Officer of the Company. “We are pleased by higher production volumes, increased demand for our drilling programs, and increased contributions from Atlas Pipeline. The recent acquisition by Atlas Pipeline of the remaining 25% interest in the NOARK pipeline system and the increase in firm commitments on this system point to steady growth for all of our midstream operations.”

Significant Developments

•

On May 4, 2006, Atlas Pipeline announced the pricing of $35 million of additional senior unsecured notes due in 2015 in a private placement at 103% of par, with an effective yield of 7.60%. The Partnership intends to use the net proceeds from the private placement to partially repay borrowings under its credit facility made in connection with the recent acquisition of the remaining 25% interest in the NOARK Pipeline System, Limited Partnership, previously owned by Southwestern Energy Company.

•

On May 2, 2006, Atlas Pipeline acquired the remaining 25% equity ownership interest in NOARK from Southwestern Energy Company.  Prior to this transaction, Atlas Pipeline owned a 75% equity ownership interest in NOARK, which was acquired in October 2005 from Enogex, Inc.  Total consideration for the acquisition of the remaining 25% ownership interest in NOARK of $65.5 million, net of $3.5 million for working capital adjustments, was funded through borrowings under Atlas Pipeline’s credit facility.

•

On April 27, 2006, the Company increased its revolving credit facility from $75 million to $200 million with a syndicate of banks, with Wachovia Bank, N.A. as the administrative agent and issuing bank. As of April 27, 2006, this facility had a borrowing base of $130 million. Borrowings under the facility are collateralized by substantially all of the assets of the Company and the other subsidiary guarantors. The credit facility’s term was extended through April 2011. At April 27, 2006, the Company had an outstanding balance of approximately $50.0 million and also had $6.5 million in letters of credit issued under the facility.

•

On April 20, 2006, the Company added to its hedge position from January 2009 through December 2009 for natural gas that it produces in the Appalachia region.  Through these instruments, the Company has hedged an additional approximate 20% of its natural gas production, based upon current volumes, at an average price of approximately $9.73 per mcf produced for the above mentioned period.  Combined with previous hedges, approximately 43% of production is hedged at an average price of approximately $9.46 per mcf from January 2009 through December 2009.

•

In March 2006, the Company executed a three-for-two stock split in the form of a stock dividend. Shareholders of record as of February 28, 2006 received one additional share of common stock for each two shares of common stock they owned on that date. As of March 31, 2006, there were approximately 20.0 million shares of the Company’s common stock outstanding.

•

On February 27, 2006, the Company announced that it intends to transfer substantially all of its natural gas and oil exploration and production assets to a newly-formed wholly-owned limited liability company. The Company intends to make a registered initial public offering of a minority interest in the newly-formed subsidiary, estimated to be approximately 20%.

•

On January 12, 2006, the Company’s wholly-owned subsidiary, Atlas Pipeline Holdings, L.P. (“Atlas Holdings”), filed a registration statement with the Securities and Exchange Commission for an initial public offering of 3.6 million common units, representing an approximate 17% limited partner interest. Upon completion of this offering, Atlas Holdings will own the general partner interest, all of the incentive distribution rights and an approximate 12% limited partner interest in Atlas Pipeline. Atlas Holdings has applied to have its units listed on the New York Stock Exchange under the symbol “AHD”.

Drilling & Fundraising

•	Through our well drilling program, revenues generated by our well drilling segment increased by 23% during the quarter.

•
The Company’s Public 15B investment drilling partnership went effective in April 2006 and is expected to raise a record $148.0 million. The Company expects to recognize drilling and management fees from this program through the remainder of calendar 2006. Including the $52 million raised in the first fiscal quarter of 2006, the Company expects to raise approximately $200 million from investment drilling partnerships in fiscal 2006.

Acreage

•
Overall, the Company had approximately 476,000 net acres at March 31, 2006, an increase of 6% from the net acreage position at March 31, 2005. Additionally, the Company has a joint venture with Knox Energy, which provides an opportunity to drill 300 sites on approximately 200,000 acres in the state of Tennessee through June 2007.

•	Undeveloped acreage at March 31, 2006 was approximately 261,000 net acres, up approximately 6% from the net acreage position at March 31, 2005, exclusive of the joint venture with Knox Energy.

•	The Company has currently identified approximately 2,700 geologically favorable sites for additional well drilling.

Wells & Production

•	The Company had interests in approximately 6,750 gross wells at March 31, 2006, an increase of 12% from March 31, 2005, and operates 85% of these wells.

•	Natural gas production was 20.9 million cubic feet (“mmcf”) per day for the three months ended March 31, 2006, an increase of 1.6 mmcf per day or 8% from the prior year comparable period.

Transmission, Gathering and Processing

•

Transmission, gathering and processing revenues, which principally include the results of Atlas Pipeline, increased to $112.6 million for the second fiscal quarter of 2006, an increase of over 160% from the second fiscal quarter 2005.

•	Total transportation volumes were 609.4 mmcf per day for the second fiscal quarter of 2006, an increase of 420% from the comparable prior year quarter.

•

Second quarter ended March 31, 2006 cash distributions declared by Atlas Pipeline were $14.3 million, including $5.1 million of distributions associated with the Company’s general partner and limited partner interests, an 88% increase from the comparable prior year period.

Corporate and Other

•

General and administrative expenses, including amounts reimbursed to affiliates, increased to $10.6 million for the second fiscal quarter 2006 resulting from expenses associated with the Atlas Pipeline’s expansion of its Mid-Continent operations and non-cash compensation and the growth in the Company’s drilling partnership fund raising programs. Comparable prior year amounts were reduced by reimbursements from the Company’s drilling partnerships which are now recorded within revenue in accordance with a change in its drilling agreement.

•	Interest expense increased to $6.7 million for the second fiscal quarter of 2006 due to borrowings associated with Atlas Pipeline’s acquisitions.

Atlas America, Inc. (Nasdaq:ATLS) is an energy company engaged primarily in the development, production and transportation of natural gas. In the Appalachian Basin, the company develops and produces natural gas for its own account and for its investors through the offering of tax advantaged investment programs. Atlas America also owns 100% of the general partner interest and an approximate 13% limited partner interest in Atlas Pipeline Partners, L.P. (NYSE: APL). APL owns and operates more than 4,600 miles of natural gas transmission and gathering pipelines in Oklahoma, Texas, Arkansas, Pennsylvania, New York, and Ohio and gas processing facilities in Oklahoma. For more information, please visit our website at www.atlasamerica.com, or contact investor relations at bbegley@atlasamerica.com.

Atlas Pipeline Partners, L.P. (NYSE:APL) is active in the transmission, gathering and processing segments of the midstream natural gas industry. In the Mid-Continent region of Oklahoma, Arkansas, northern Texas and the Texas panhandle, the Partnership owns and operates approximately 2,565 miles of intrastate gas gathering pipeline and a 565-mile interstate natural gas pipeline. The Partnership also operates two gas processing plants and a treating facility in Velma, Elk City and Prentiss, Oklahoma where natural gas liquids and impurities are removed. In Appalachia, it owns and operates approximately 1,500 miles of natural gas gathering pipelines in western Pennsylvania, western New York and eastern Ohio. For more information, visit our website at www.atlaspipelinepartners.com or contact bbegley@atlaspipelinepartners.com.

Certain matters discussed within this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Although Atlas America, Inc. believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. Factors that could cause actual results to differ materially from expectations include financial performance, regulatory changes, changes in local or national economic conditions and other risks detailed from time to time in the Company’s reports filed with the SEC, including quarterly reports on Form 10Q, reports on Form 8-K and annual reports on Form 10-K.

ATLAS AMERICA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005

REVENUES
Well drilling	$50,883	$41,451	$93,028	$72,009
Gas and oil production	22,866	13,959	46,952	28,618
Transmission, gathering and processing	112,635	43,241	241,375	86,470
Drilling management fee	2,906	-	4,482	-
Well services	2,766	2,350	5,327	4,598
	192,056	101,001	391,164	191,695

COSTS AND EXPENSES
Well drilling	44,246	36,044	80,894	62,617
Gas and oil production and exploration	4,209	1,913	5,947	3,162
Transmission, gathering and processing	91,437	37,462	201,326	73,142
Well services	1,766	1,316	3,253	2,507
General and administrative	10,201	1,494	18,249	3,154
Compensation reimbursement - affiliate	415	244	578	457
Depreciation, depletion and amortization	10,102	4,781	20,426	10,653
	162,376	83,254	330,673	155,692

OPERATING INCOME	29,680	17,747	60,491	36,003

OTHER INCOME (EXPENSE)
Interest expense	(6,721)	(1,623)	(12,868)	(3,313)
Minority interest in Atlas Pipeline Partners, L.P.	(6,255)	(2,500)	(13,000)	(9,720)
Arbitration settlement, net	-	(136)	-	4,310
Other, net	1,329	(181)	2,020	(79)
	(11,647)	(4,440)	(23,848)	(8,802)

Income from continuing operations before taxes	18,033	13,307	36,643	27,201
Provision for income taxes	6,672	4,791	13,558	9,793
Net income	$11,361	$8,516	$23,085	$17,408

Net income per common share - basic	$0.57	$0.43	$1.15	$0.87
Weighted average common shares outstanding	20,001	20,000	20,002	20,000

Net income per common share - diluted	$0.56	$0.43	$1.14	$0.87
Weighted average common shares outstanding	20,453	20,007	20,334	20,007

ATLAS AMERICA, INC.
FINANCIAL INFORMATION

	March 31,	September 30,
	2006	2005
BALANCE SHEET DATA:
Cash and cash equivalents	$42,798	$18,281
Property and equipment, net	678,298	505,967
Total assets	1,059,892	759,711
Total debt	335,310	191,727
Total stockholders’ equity	146,461	120,351

	Three Months Ended		Six Months Ended
	March 31,		March 31,
Reconciliation of net income to EBITDA(1):	2006	2005	2006	2005
Net income….......	$11,361	$8,516	$23,085	$17,408

Plus:
Interest expense……...	6,721	1,623	12,868	3,313
Provision for income taxes……...	6,672	4,791	13,558	9,793
Depreciation, depletion and amortization	10,102	4,781	20,426	10,653
EBITDA ……...	$34,856	$19,711	$69,937	$41,167

(1)
EBITDA is a non-GAAP financial measure under the rules of the Securities and Exchange Commission ("SEC"). Management of the Company believes that EBITDA provides additional information with respect to the Company's ability to meet its debt service, capital expense and working capital requirements. EBITDA is a commonly used measure by commercial banks, investment bankers, rating agencies and investors in evaluating an entity's performance relative to its peers. It is also a financial measurement that, with certain negotiated adjustments, is utilized within the Company's financial covenants under its credit facility. EBITDA is not a measure of financial performance under GAAP and, accordingly, should not be considered as a substitute for net income or cash flows from operating activities prepared in accordance with GAAP.

ATLAS AMERICA, INC.
FINANCIAL INFORMATION (cont.)

	Three Months Ended		Six Months Ended
	March 31,		March 31,
	2006	2005	2006	2005
Production revenues (in thousands):
Gas (1)	$20,492	$12,285	$42,344	$24,982
Oil	$2,365	$1,647	$4,592	$3,589

Production volume(3):
Gas (mcf/day) (1)	20,866	19,315	21,170	19,806
Oil (bbls/day)	423	406	427	427
Total (mcfe/day)	23,404	21,751	23,732	22,368

Average sales prices(3):
Gas (per mcf)	$10.91	$7.07	$10.99	$6.93
Oil (per bbl)	$62.13	$45.06	$59.07	$46.18

Production costs (2):
As a percent of production revenues	8%	12%	8%	10%
Per mcf equivalent unit (3)	$0.90	$0.86	$0.84	$0.71

Depletion per mcfe(3) ………..	$1.98	$1.41	$2.00	$1.34

(1)	Excludes sales of residual gas and sales to landowners.
(2)	Production costs include labor to operate the wells and related equipment, repairs and maintenance, materials and supplies, property taxes, severance taxes, insurance and production overhead.
(3)	“Mcf” means thousand cubic feet, “mcfe” means thousand cubic feet equivalent, and “Bbls” means barrels. Bbls are converted to mcfe using the ratio of six mcfs to one bbl.